EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of F&M Bank Corp. of our report dated March 28, 2025, relating to the consolidated financial statements as of December 31, 2024 and for the year then ended, appearing in the Annual Report on Form 10-K of F&M Bank Corp. for the year ended December 31, 2025.

/s/ Yount, Hyde & Barbour, P.C.

Roanoke, Virginia

October 1, 2026